Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated May 27, 2016 pertaining to the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan and Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan, of our reports dated December 1, 2015 relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

May 27, 2016